CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Investment Managers Series Trust II and to the use of our report dated October 28, 2021 on the financial statements and financial highlights of AXS Income Opportunities Fund (formerly known as Orinda Income Opportunities Fund), a series of shares of Investment Managers Series Trust II. Such financial statements and financial highlights appear in the 2021 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

February 25, 2025